Riviera Holdings Corporation

2901 Las Vegas Boulevard South
Las Vegas, NV 89109
Investor Relations:(800) 362-1460

TRADED: AMEX – RIV
www.theriviera.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO	Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice	(208) 241-3704 Voice
(702) 794-9442 Fax	(208) 232-5317 Fax
Email: dkrohn@theriviera.com	Email: etruax@aol.com

FOR IMMEDIATE RELEASE:

RIVIERA REPORTS SECOND QUARTER 2003 RESULTS

        LAS VEGAS, NV – July 22, 2003 — Riviera Holdings Corporation (AMEX: RIV) today reported financial results for the second quarter of 2003. Net revenues for the quarter were $48.3million, down $1.3 million or 2.7 percent from net revenues of $49.7 million in the second quarter of 2002. Income from operations for the quarter was $4.4 million, down $1.3 million from the second quarter of 2002. EBITDA (Earnings Before Interest, income Taxes, Depreciation and Amortization) for the quarter was $8.6 million, down $1.6 million or 15.6 percent from EBITDA of $10.2 million in the second quarter of 2002. The net loss was ($2.4 million) or ($0.70) cents per share compared with a net loss of ($1.1 million) or ($0.32) cents per share in the second quarter of 2002.

        For the first six months of 2003, net revenues were $95.8 million compared with $96.2 million in the first half of 2002. Income from operations for the first half of 2003 was $9.2 million, down $241,000 or 2.6 percent from the first half of 2002. EBITDA for the first half of 2002 was $17.5 million, down $823,000 or 4.5 percent from EBITDA of $18.3 million in the first half of 2002. The net loss was ($4.6 million) or ($1.32) per share for the first half of 2003 compared with a net loss of ($3.9 million) or ($1.14) per share in the first half of 2002.

Second Quarter 2003 Highlights

—	Riviera Black Hawk contributed $3.5 million in EBITDA, a decrease of $239,000 or 6.4 percent from the second quarter of 2002
—	Riviera Las Vegas EBITDA decreased $1.1 million or 14.7 percent to $6.4 million due to lower casino revenues
—	Riviera Las Vegas occupancy was 93.4 percent compared with 95.8 percent in 2002; ADR (Average Daily Rate)increased $3.74 to $60.44. RevPar (revenue per available room) was up $2.11
—	Riviera granted an extension of time to September 24, 2004 to regain compliance with AMEX listing standards

Riviera Las Vegas

        Bob Vannucci, President of Riviera Las Vegas, said, “Second quarter net revenues were down $1 million or 2.7% for Riviera Las Vegas, due to a 9.3% decrease in casino revenues which were partially offset by increases in room, food, beverage and entertainment revenues. Slot machine coin-in or volume, decreased 7.6 percent for the quarter. Convention rooms increased from 28.7 percent to 34.5 percent of total occupancy, while gaming occupancy decreased from 17.6 percent to 14.3 percent. The overall average daily room rate increased $3.74 to $60.44 and occupancy decreased 2.4 points to 93.4 percent. Our margins were 17.7 percent compared to 20.2 percent in the same quarter of 2002.

        We overcame some of the impact created by global events because we had a very strong convention base and we were able to fill in rooms with our Internet room campaigns. We started to feel the effects of the war with Iraq in late April. Our Asian and Canadian group business was severely impacted by the travel restrictions imposed due to the SARS virus. Those segments are rebooking and the summer looks stronger for overall bookings.

        Las Vegas gaming revenues fell for both April and May. Citywide visitor volumes, occupancy and convention attendance which were down in April and May, have started to rebound in late June and have continued strong in to July.

Riviera Black Hawk

        Ron Johnson, President of Riviera Black Hawk, said, “Second quarter revenues of $12.3 million and EBITDA of $3.5 million were off $326,000 and $239,000, respectively from a year ago. Weaknesses in the Denver area economy, which resulted in a decrease in gaming revenues in the Black Hawk market and higher than expected benefit costs were two major reasons for the decline in revenues and EBITDA during the quarter. We are encouraged that, although gaming revenues were down we were able to increase market share during a very difficult economic period. We continue to monitor market conditions and are prepared to make adjustments accordingly.”

Consolidated Operations

        Bill Westerman, Chairman and CEO said, “With $21 million cash and $30 million available under our line of credit, we have the financial resources to weather any continued adverse business conditions and to fund the equity portion of our anticipated projects, in new venues and thus further diversify our earnings base.

        I want to thank our shareholders for their support in voting over whelmingly to eliminate the onerous provisions in our articles of incorporation, which restricted certain stockholders from voting in excess of 15% of the Company’s shares. This will enable us to pursue opportunities to increase our equity base and attract strategic partners who could provide additional financial resources.

Conference Call Information

        In conjunction with the release of second quarter 2003 financial results, Riviera will broadcast a conference call on Tuesday, July 22, 2003 at 2 p.m. EDT. The live broadcast is available over the Internet at http://www.visualwebcaster.com/event.asp?id=16283 or http://www.theriviera.com or by dialing 800-406-5345. A rebroadcast of the conference is available through July 25, 2003 by dialing 719-457-0820, pass code 697149.

Safe Harbor Statement

        The forward-looking statements included in this news release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions, financing requirements, regulatory approvals and other risks detailed from time to time in the Company’s SEC reports, including the Report on Form 10-K for December 31, 2002 and Forms 10Q and 8K filed during 2003. Actual results may differ.

About Riviera Holdings

        Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

— Four Pages of Tables Follow—

Riviera Holdings Corporation
Financial Summary

	Three Months Ended June 30				Six Months Ended June 30
($ in 000s)	2003	2002	Var	%Var	2003	2002	Var	%Var
Net Revenues:
Riviera Las Vegas	$36,027	$37,039	$(1,012)	-2.7%	$71,762	$71,748	$14	0.0%
Riviera Black Hawk	12,301	12,627	(326)	-2.6%	24,057	24,416	(359)	-1.5%

Total Net Revenues	48,328	49,666	(1,338)	-2.7%	95,819	96,164	(345)	-0.4%
Operating Income:
Riviera Las Vegas	3,703	4,588	(885)	-19.3%	7,953	7,897	56	0.7%
Riviera Black Hawk	2,034	2,181	(147)	-6.7%	3,604	3,609	(5)	-0.1%
Corporate Expenses (1)	(1,305)	(1,062)	(243)	-22.9%	(2,416)	(2,124)	(292)	-13.7%

Total Operating Income	4,432	5,707	(1,275)	-22.3%	9,141	9,382	(241)	-2.6%
EBITDA: (2)
Riviera Las Vegas	6,378	7,479	(1,101)	-14.7%	13,403	13,774	(371)	-2.7%
Riviera Black Hawk	3,510	3,749	(239)	-6.4%	6,535	6,695	(160)	-2.4%
Corporate Expenses (1)	(1,305)	(1,062)	(243)	-22.9%	(2,416)	(2,124)	(292)	-13.7%

Total EBITDA	8,583	10,166	(1,583)	-15.6%	17,522	18,345	(823)	-4.5%
EBITDA Margins:
Riviera Las Vegas	17.7%	20.2%			18.7%	19.2%
Riviera Black Hawk	28.5%	29.7%			27.2%	27.4%
Consolidated	17.8%	20.5%			18.3%	19.1%
Net income (loss)	$(2,436)	$(1,088)			$(4,595)	$(3,922)
Weighted average basic and
diluted shares outstanding	3,474	3,452			3,471	3,444
Basic and diluted (loss) per share	$(0.70)	$(0.32)			$(1.32)	$(1.14)

(1) Corporate expenses increased in 2003 as due to additional professional fees and costs associated with corporate governance and the shareholder vote on the removal of certain voting restrictions in the Company's articles of incorporation.
(2) EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company's business segment properties' performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. A reconciliation of EBITDA to net income (loss) is included in the financial schedules accompanying this release.

Riviera Holdings Corporation
Reconciliation of Net Income (Loss) to EBITDA:

($ in 000's)	Net Income	Interest Income	Operating Income		Management
	(Loss)	(Expense)	(Loss)	Depreciation	Fee	EBITDA
Second Quarter 2003:
Riviera Las Vegas	$3,660	$(43)	$3,703	$3,059	$(384)	$6,378
Riviera Black Hawk	(22)	(2,056)	2,034	1,092	384	3,510
Corporate	(6,074)	(4,769)	(1,305)	--	--	(1,305)

	$(2,436)	$(6,868)	$4,432	$4,151	$--	$8,583
Second Quarter 2002:
Riviera Las Vegas	$(251)	$(4,839)	$4,588	$3,302	$(411)	$7,479
Riviera Black Hawk	542	(1,639)	2,181	1,157	411	3,749
Corporate	(1,379)	(317)	(1,062)	--	--	(1,062)

	$(1,088)	$(6,795)	$5,707	$4,459	$--	$10,166
Six Months Ended June 30, 2003:
Riviera Las Vegas	$7,868	$(85)	$7,953	$6,180	$(730)	$13,403
Riviera Black Hawk	(512)	(4,116)	3,604	2,201	730	6,535
Corporate	(11,951)	(9,535)	(2,416)	--	--	(2,416)

	$(4,595)	$(13,736)	$9,141	$8,381	$--	$17,522
Six Months Ended June 30, 2002:
Riviera Las Vegas	$(1,803)	$(9,700)	$7,897	$6,647	$(770)	$13,774
Riviera Black Hawk	322	(3,287)	3,609	2,316	770	6,695
Corporate	(2,441)	(317)	(2,124)	--	--	(2,124)

	$(3,922)	$(13,304)	$9,382	$8,963	$--	$18,345

Balance Sheet Summary

($ in 000's)	June 30, 2003	Dec 31, 2002
Cash and short-term investments (a)	$20,688	$20,220
Total current assets	29,030	30,022
Property and equipment, net	181,098	188,233
Other assets (bond offering costs,	17,249	17,641
deferred taxes and other) (b)
Total assets	227,377	235,896
Total current liabilities	26,055	28,409
Other long-term liabilities (CEO pension plan and	6,404	6,465
other)
Long-term debt, net of current portion	215,115	216,694
Total shareholders' (deficiency) equity (c)	(20,197)	(15,672)

(a)	In addition to the cash and short-term investments, the Company has a $30 million senior secured revolving credit arrangement, which has no outstanding advances.
(b)	Includes capitalized costs associated with the Missouri venture of $1.4 million and the New Mexico venture of $1.2 million in 2002 and 2003.
(c)	Includes loss on extinguishments of debt of $11.2 million and net interest expense due to defeasance of $2.7 million in 2002.

RIVIERA HOLDINGS CORPORATION AND SUBSIDIARIESCONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS

($ In 000s)	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenues:
Casino	$27,091	$28,863	$53,468	$54,926
Rooms	11,229	10,667	22,454	21,386
Food and beverage	8,529	8,519	16,542	16,378
Entertainment	4,471	4,372	8,870	8,580
Other	2,059	2,200	4,010	4,251

Total	53,379	54,621	105,344	105,521

Less promotional allowances	5,051	4,955	9,525	9,357

Net revenues	48,328	49,666	95,819	96,164

COSTS AND EXPENSES:
Direct costs and expenses of operating departments:
Casino	13,897	14,813	27,967	29,185
Rooms	6,491	6,114	12,344	11,568
Food and beverage	5,749	5,518	11,053	10,608
Entertainment	2,919	2,887	5,875	5,674
Other	709	741	1,358	1,421
Other operating expenses:
General and administrative	9,980	9,427	19,700	19,363
Depreciation and amortization	4,151	4,459	8,381	8,963

Total costs and expenses	43,896	43,959	86,678	86,782

INCOME FROM OPERATIONS	4,432	5,707	9,141	9,382

OTHER INCOME (EXPENSE):
Interest expense	(6,879)	(6,932)	(13,760)	(13,533)
Interest income	11	137	24	229
Other, net	0	0	0	0

Total other income (expense)	(6,868)	(6,795)	(13,736)	(13,304)

NET INCOME (LOSS)	(2,436)	(1,088)	(4,595)	(3,922)

EARNINGS PER SHARE DATA:
Weighted average common & common equivalent
shares	3,474	3,452	3,471	3,444

Diluted earnings (loss) per share	$(0.70)	$(0.32)	$(1.32)	$(1.14)